Exhibit 10.0

Executive Incentive Compensation Plan

(“EICP”)

2011 Plan

As Approved by Compensation Committee and Board

April 27, 2011

2011 Executive Annual Incentive Plan

Introduction and Objective

Fox Chase Bank’s Executive Incentive Compensation Plan (“EICP”) is designed to recognize and reward executives for their performance and contribution to Company performance. The Plan is designed to reward predefined performance goals that are critical the Bank’s growth and profitability. This document summarizes the elements and features of the Plan.

In short, the objectives of the Incentive Plan are to:

•                    Focus executive attention on key business metrics that support the Bank’s business plan.

•                    Align pay with Bank and individual performance.

•                    Encourage teamwork and collaboration across all areas of the Bank. Our collective contributions will drive improved business results.

•                    Motivate managers and reward the achievement of specific, measurable performance objectives that are aligned with the key strategic business objectives for the Bank.

•                    Provide competitive total cash compensation at targeted performance levels with an opportunity to receive significant rewards for exceeding performance goals

•                    Enable the Bank to attract and retain the talent needed to drive success.

Eligibility

•                  Eligibility will be limited to executive positions that have a significant impact on the success of the organization.  Participants will be nominated by the CEO and approved by the Compensation Committee.  Participants for 2011 include the CEO, COO & CCO, CFO, and CLO.

•                  Employees must be employed by July 1 of the plan year in order to be eligible for that year’s incentive. New employees will receive pro-rated awards based on date of hire.

•                  Participants must be an active employee as of the date of award payout to receive an award, unless they terminate due to reasons of death, disability (as determined by the company) or retirement.  Individuals who terminate for any of these reasons during the plan year will receive a pro-rated award.

Performance Period

The performance period and plan operates on a calendar year basis (January 1 — December 31st).   Actual payout awards are made in cash following year-end after Fox Chase Bank’s audited financial results and performance are known.

Incentive Payout Opportunity

Each participant will have a target incentive opportunity based on his/her role at the Bank.  The target incentive will reflect a percentage of base salary and be determined consistent with competitive market practices. The incentive opportunities listed on the table below reflect a range of potential awards.  Actual awards may range from 0% of target (for not achieving minimal performance) to 150% of target (for exceptional performance).

The table on the following page summarizes the incentive target and opportunity ranges for each participant during the 2011 Plan year.

Incentive Payout Opportunity (continued)

2011 Short-Term Incentive Targets

Role	Below Threshold	Threshold (50% of Target)	Target (100%)	Stretch(1) (150% of Target)
CEO	0%	17.5%	35.0%	52.5%
Chief Operating/Credit Officer	0%	17.5%	35.0%	52.5%
Chief Financial Officer	0%	15.0%	30.0%	45.0%
Chief Lending Officer	0%	12.5%	25.0%	37.5%

(1) In order to achieve stretch payouts, the Bank must at least achieve the predefined threshold level of net income.

Actual payouts will vary depending on performance relative to the specific performance measures identified for each participant (i.e. the total opportunity will be divided according to the number of performance measures selected for each participant.)

Performance Measures

Incentives for all participants will be based on a combination of Bank and Individual performance.  The specific measures and the weights for each measure will vary based on the participant’s role.  The table below shows the allocation of the incentive relative to Bank and Individual performance:

Role	Bank	Individual
CEO	100%	0%
Chief Operating/Credit Officer	65%	35%
Chief Financial Officer	70%	30%
Chief Lending Officer	65%	35%

In order to focus all participants on the Bank’s overall success and reinforce our team approach, all participants will be measured relative to two categories of performance, Bank (which range from 65% to 100% of each participant’s incentive award) and Individual (which range from 0% to 35% of each participant’s incentive award):

Long-Term Value of the Company

This measure reflects the executive team’s performance on the following factors: 1) Deploy capital effectively, 2) Hire and retain the right people, 3) Make sound and prudent financial/strategic choices about capital raises and outlays, 4) Make good judgments about risk and pricing and 5) Build high quality earnings.

Achieve Profit Plan Objectives

This measure reflects our performance relative to several key financial measures.

☒         Core Net Income

☒          Increase in Net Interest Income

☒          Increase in Non-Interest Expense

☒          Core ROA

☒          Core ROE

☒          Non Performing Loans to Loan Ratio

Performance Measures (continued)

Performance on Long-term Value of the Company will be assessed based on Committee discretion and is intended to provide flexibility to consider factors that are critical to our long-term success.

Performance on Profit Plan Objectives will be evaluated by the Committee at the end of the year.

The remaining portion of the incentive awards (range from 0% - 35% depending on the participant) is based on a combination of other Bank and/or Individual goals.

SEE APPENDIX A FOR A DETAILED SUMMARY OF THE BANK AND INDIVIDUAL GOALS FOR EACH PARTICIPANT FOR 2011.

Performance Gate

In order to ensure incentives are funded based on our profits, the Bank must achieve at least threshold level of Net Income for any performance component to pay above target levels.  Threshold Net Income is defined as 80% of our budget/plan for the year.  Stretch is defined as 110% of our budget/plan for the year.  The plan may be adjusted for extraordinary items at the discretion of the Committee with Board approval.

Incentive Payouts

Awards will be paid as a cash bonus within 75 days and following the Plan year-end after Fox Chase Bank’s audited financial results and performance are known. These awards are based on performance relative to the defined goals.  Each participant’s award opportunity is allocated according to the weights for each core performance measure.  Performance of each specific goal (i.e. Long-term Value to the Company, Achieve Profit Plan Objectives, Drive Efficiency, Achieve Targeted Deposit Growth, Achieve Targeted Loan Growth, Individual Performance) is calculated independently to determine the payout for the goal.  The sum of the awards for each performance measure determines the total incentive award.

As described above, if the Bank does not achieve at least 80% of target Net Income, incentive payouts for any one performance measure will be capped at target level.

Board Discretion

The Committee reserves the right to apply positive or negative discretion to the plan as needed to reflect business environment and market conditions that may affect the Bank’s performance and incentive plan funding.  The Compensation Committee reserves the right to amend, modify and adjust payouts as necessary. See “Terms and Conditions” for further details on the Plan provisions.

SEE APPENDIX B FOR AN ILLUSTRATION OF A SAMPLE PERFORMANCE SCORECARD.

Terms and Conditions

Effective Date

This Program is effective January 1, 2011 to reflect plan year January 1, 2011 to December 31, 2011.  The Plan will be reviewed annually by the Bank’s Compensation Committee and Executive Management to ensure proper alignment with the Bank’s business objectives.  The Committee retains the rights as described below to amend, modify or discontinue the Plan at any time during the specified period. The Incentive Plan will remain in effect until December 31, 2011.

Program Administration

The Plan is authorized and administered by the Compensation Committee, which reports to the Board of Directors.  The Compensation Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration.  Any determination by the Committee will be final and binding on all participants.  The Bank’s Executive Management prepares a quarterly scorecard for each Plan participant and the Compensation Committee reviews and authorizes the payment of each Participant’s Incentive Award.

Program Changes or Discontinuance

Fox Chase Bank has developed the plan based on existing business, market and economic conditions.  If substantial changes occur that affect these conditions, the Committee may add to, amend, modify or discontinue any of the terms or conditions of the plan at any time. The Committee retains the discretion to adjust results for one-time extraordinary events or adjust the budget/plan (with Board approval).

The Compensation Committee may, at its discretion subject to Board approval, waive, change or amend the Plan as it deems appropriate.

Incentive Award Payments

Awards will be paid as a cash bonus within 75 days following the Plan year.   Awards will be paid out as a percentage of a participant’s base salary earned during the year as of December 31 for a given calendar year. Incentive awards will be considered taxable income to participants in the year paid and will be subject to withholding for required income and other applicable taxes.

The Compensation Committee, in its sole discretion, may elect to distribute all or a portion of an incentive award in Company common stock to satisfy the stock ownership guidelines of Plan participants.  All Company common stock distributed under this Plan will be duly authorized under a Stock benefit plan adopted by the Board of Directors of the Company and approved by its stockholders.

Any rights accruing to a participant or his/her beneficiary under the Plan shall be solely those of an unsecured general creditor of Fox Chase Bank. Nothing contained in the Plan, and no action taken pursuant to the provisions hereof, will create or be construed to create a trust of any kind, or a pledge, or a fiduciary relationship between Fox Chase Bank and the participant or any other person. Nothing herein will be construed to require Fox Chase Bank to maintain any fund or to segregate any amount for a participant’s benefit.

Clawback Provision

In the event the Company is required to restate its financial statements, the effect of which negatively impacts reported financial results, participants will be required to forfeit any incentive award earned or distributed during the period for which the restatement is required in excess of what they would have otherwise received based on restated results.  The Compensation Committee has discretion in determining the application of clawbacks and the amounts to be reclaimed under this provision.

New Hires, Promotions, and Transfers

Participants who are not employed by Fox Chase Bank at the beginning of the Plan year will receive a pro rata incentive award based on their length of employment during a given year.

A participant whose work schedule changes during the year will be eligible for prorated treatment that reflects his/her time in the different schedules.

If a participant changes his/her role or is promoted during the Plan year, he/she will be eligible for the new role’s target incentive award on a pro rata basis (i.e. the award will be prorated based on the number of months employed in the respective positions.)

Termination of Employment - General

Unless otherwise specified in this Plan, since the Plan is designed to encourage employees to remain in the employment of Fox Chase Bank or its affiliates, a participant must be an active employee of the Bank at the time the award is paid.

Termination of Employment without Cause

Unless otherwise noted in the Plan, if a Plan participant is terminated by the Bank or the Company without “cause” (as defined below), the participant’s potential incentive award may be prorated by the Compensation Committee.  The Compensation Committee will consider the following factors in its pro-ration process: (i) reason for termination of employment, (ii) level of achievement of the participant’s goals as of the participant’s date of termination, and (iii) other factors the Committee deems relevant to the specific situation.

For purposes of this Plan, a termination for “cause” shall mean termination because of a participant’s personal dishonesty, incompetence, wilfull misconduct, breach of fiduciary duty involving personal profit, intentional failure to perform his or her job functions, willful violation of any law, rule, regulations (other than a traffic violation or similar offenses) or the participant’s breach of any cease and desist order issued by the Office of Thrift Supervsion  (or any successor agency) or the U.S. Securities and Exchange Commission.

Voluntary Resignation of Employment or Termination for Cause

If a Plan participant voluntarily resigns or is terminated by the Bank or Company for cause, no incentive award will be paid to the participant.

Voluntary Resignation Upon an Event of Termination

If a Plan participant maintains an employment agreement with the Bank or the Company and terminates his or her employment with the Bank or the Company under the terms of Section 4 of his or her employment agreement, the participant will receive a prorated incentive award.  The Compensation Committee will prorate the award based on the participant’s base salary earned as of his or her termination date or other factors the Compensation Committee deems relevant to the proration process.

Disability, Death and Retirement

Plan participant’s on long-term disability are not considered “actively employed” for the purposes of the Plan and therefore are not eligible to receive incentive awards during the period in which the participant is on long-term disability, but may earn a pro-rata portion based on their period of active service.   Participant’s on short-term disability may be eligible to participate in the Plan during the period the Participant is on short-term disability, at the discretion of the Compensation Committee.

In the event of death, Fox Chase Bank will pay to the participant’s estate the pro rata portion of the award that had been earned by the participant as of his or her date of death.  The Compensation Committee will determine what portion of the award had been earned based on: (i) the base salary earned by the participant as of his or her date of death and (ii) such other factors as the Committee deems relevant.

Individuals who retire during the Plan Year will receive a prorated award based on their base salary earned as of their retirement date and other factors the Committee deems relevan.  For the purposes of this Plan, retirement is defined as age 65, consistent with guidelines established in Fox Chase Bank’s existing retirement plan.

Ethics and Interpretation

If there is any ambiguity as to the meaning of any terms or provisions of this plan or any questions as to the correct interpretation of any information contained therein, the Bank’s interpretation expressed by the Board of Directors will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject the employee to disciplinary action up to and including termination of employment.  In addition, any incentive compensation as provided by the plan to which the employee would otherwise be entitled will be revoked.

Participants who have willfully engaged in any activity, injurious to the Bank, will upon termination of employment, death, or retirement, forfeit any incentive award earned during the award period in which the termination occurred.

Miscellaneous

The Plan will not be deemed to give any participant the right to be retained in the employ of Fox Chase Bank, nor will the Plan interfere with the right of Fox Chase Bank to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between employees and Fox Chase Bank is one of at-will employment. The Plan does not alter this relationship.

This incentive plan and the transactions and payments hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the state of Pennsylvania.

Each provision in this Plan is severable, and if any provision is held to be invalid, illegal, or unenforceable, the validity, legality and enforceability of the remaining provisions shall not, in any way, be affected or impaired thereby.

This plan is proprietary and confidential to Fox Chase Bank and its employees and should not be shared outside the organization.